Exhibit 10.1

Resignation Agreement and General Release

This Resignation Agreement and General Release (the “Agreement”) is entered into by and between Power Solutions International, Inc., a Delaware corporation (referred to throughout this Agreement as the “Company”) and Constantine Xykis (“Executive”). The term “Party” or “Parties” as used herein shall refer to the Company, Executive, or both, as may be appropriate. The Effective Date of this Agreement shall be the last day of the revocation period.

1.	Termination of Employment and Resignation of Positions

Pursuant to the execution of this Agreement, Executive will tender a formal letter of resignation resigning from his employment with the Company effective on May 13, 2026 (“Resignation Date”). On the Resignation Date, Executive’s employment will cease, and Executive shall be deemed to have resigned from any and all titles, positions and appointments Executive holds with the Company and any of its subsidiaries, whether as an officer, manager, board member, committee member, director or Executive. Executive agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effectuate such resignation.

Effective as of the Resignation Date, Executive shall have no authority to act on behalf of the Company or the Releasees and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of the Company or Releasees.

2.	Consideration.

(a) In consideration for Executive timely signing and not timely revoking this Agreement in accordance with Section 5(i) of his Employment Agreement dated April 24, 2023, complying with this Agreement’s terms and other good and valuable consideration, and subject to Paragraph 2(b ), the Company agrees to the following:

(i) Executive will receive his 2025 KPI in the amount of $945,611.91 less applicable withholdings which will be paid within fourteen (14) days after the Effective Date, provided that the Company has received the executed Release of Attorney’s lien attached hereto;

(ii) Executive will receive the remaining portion of his 2025 LTI in the amount of $312,462.09 less applicable withholdings which will be paid within fourteen (14) days after the Effective Date, provided that the Company has received the executed Release of Attorney’s lien attached hereto;

(iii) Notwithstanding any provision of the Employment Agreement dated April 24, 2023, the Stock Appreciation Rights Agreement dated April 25, 2023 (the “SARs Agreement”), or the Power Solutions 2012 Incentive Compensation Plan (“Plan”) to the contrary, the remaining 28,334 unvested SARs granted to Executive under the SARs Agreement vested in full on April 25, 2026, and shall be settled in cash in accordance with Section 4(b) of the SARs Agreement . The parties acknowledge that the other 56,666 SARs previously granted under the SARs Agreement have already vested and been exercised. Executive may exercise the SARs during the Exercise Window described below. Except as expressly modified herein, the SARs Agreement and the Plan continue to govern. For the avoidance of doubt, all vested SARs under the SARs Agreement shall be fully exercised or cash-settled not later than December 31, 2026.

Executive may exercise all or any portion of the SARs during the period beginning on the third full trading day after the Company publicly releases its earnings for the fiscal quarter ended March 31, 2026, and ending thirty (30) calendar days after the later of (A) the Resignation Date or (B) the first day of the next regular open trading window under the Company’s Insider Trading Compliance Policy following the Resignation Date. Any exercise is subject to (1) Executive’s compliance with the pre-clearance requirements of the Company’s Insider Trading Compliance Policy and (2) Executive not being in possession of material non-public information at the time of exercise. If no regular open trading window in which Executive may trade opens within ninety (90) calendar days after the Resignation Date, the SARs shall be deemed exercised, and the Company shall settle the SARs in cash based on the closing price of the Company’s common stock on the first trading day after the applicable blackout or restriction lifts (the “SARs Payment”).

The SARs Payment following a valid exercise, including any deemed exercise pursuant to the preceding Paragraph, shall be made within fourteen (14) days of Executive providing written notice pursuant to Paragraph 7(g) herein to PSI. Notwithstanding any provision herein to the contrary, for the purposes of this Paragraph, email notification to PSILegal@psiengines.com shall be deemed sufficient.

(iv) On account of Executive’s resignation from employment and subject to the terms below, Executive will have or has the right to continue coverage in the Company’s medical, dental and vision plans (the “H&W Plans”) for himself and his eligible dependents, pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and the applicable terms of the H&W Plans. However, continuation of coverage under COBRA will depend on Executive’s timely election of such coverage and Executive’s timely payment of all premiums required thereunder (the “COBRA Premiums”).

For a period not to exceed the COBRA Premium Reimbursement Period (defined below), Executive will be entitled to a partial reimbursement of the COBRA Premiums paid during such period, in an amount equal to the Company’s portion of premiums as being paid by the Company towards Executive’s coverage under the H&W Plans immediately prior to Executive’s Resignation Date, based on Executive’s level of coverage as in effect immediately prior to the Resignation Date.

The “COBRA Premium Reimbursement Period” begins on the date Executive’s COBRA coverage first takes effect, and ends on the earlier of (i) twelve (12) full calendar months thereafter or (ii) the date Executive ceases to be eligible for COBRA. Executive will not be entitled to any reimbursement towards his COBRA Premiums beyond the COBRA Premium Reimbursement Period. If during the COBRA Premium Reimbursement Period Executive becomes eligible to receive health insurance benefits from another employer, Executive must notify the Company within ten (10) business days of such event. Upon such notification, the COBRA Premium Reimbursement Period will immediately terminate, and the Company will have no further reimbursement obligations to Executive under this Paragraph.

To be entitled to reimbursement towards a given COBRA Premium payment, Executive must provide a written request for reimbursement (including documentation that a COBRA Premium payment was paid) within thirty (30) days of the date such COBRA Premium was paid. The Company will pay the reimbursement to Executive within five (5) business days of its receipt of a complete request for reimbursement. This reimbursement will be considered taxable income to Executive and will be subject to required withholding for applicable taxes.

All COBRA Premium responsibility rests entirely with Executive. Should Executive’s COBRA coverage lapse due to Executive’s non-payment of any COBRA Premiums or due to Executive’s failure to submit required COBRA forms, it shall be the responsibility of Executive to cure such defects, and the Company will not be held liable for any lapses in coverage and will not be required to make any payments for continued healthcare coverage for Executive during any lapse in COBRA coverage.

(b) The KPI, LTI and SARs payments in Paragraph 2 (a)(i), (ii) and (iii) are subject to applicable taxes and withholdings and shall be treated for all purposes as having been fully paid to Executive. Executive has directed that the Company route a portion of his post tax payments to The Law Offices of Ruth I. Major, P. C., as follows: $1,258,074 in KPI and LTI payments, less applicable taxes and withholdings, shall be reported on an IRS Form W-2 issued to Executive. Of that amount, Executive has directed that $251,615.00 be sent via wire or ACH to The Law Offices of Ruth I. Major, P.C. per the law firm’s separately provided banking instructions, which the Company shall report on an IRS Form 1099-MISC to said firm. The Company shall pay the net balance to Constantine Xykis.

100% of Executive’s SARs payment, less applicable taxes and withholdings, shall be reported on an IRS Form W-2 issued to Executive. 20% of that after-tax amount shall be sent via wire or ACH to The Law Offices of Ruth I. Major, P.C., which the Company shall report on an IRS Form 1099-MISC to said law firm. The Company shall pay the net balance to Constantine Xykis.

(c) The consideration will not be due or owing until execution of the attached Release of Attorney’s Lien.

(d) Tax compliance, including Code section 409A.

(i) All amounts payable to Executive under this Agreement shall be reduced as appropriate for required tax withholding.

(ii) Executive’s resignation as set forth under this Agreement is a “resignation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), together with all regulatory guidance promulgated thereunder (in the aggregate, “Section 409A”).

(iii) The Parties intend that the terms and conditions of this Agreement will comply with Section 409A, such that no amounts payable to the Executive hereunder will be subject to taxation under Code section 409A(a); this Agreement shall be interpreted and construed in a manner consistent with such intent. If any provision of this Agreement would cause any amounts or benefits payable to the Executive hereunder to be subject to taxes, interest and penalties under Section 409A(a), this Agreement or any provision hereof may be reformed by the Company, as necessary to minimize the any tax consequences as may be imposed on the Executive under Code section 409A(a), provided, however, that no such amendment shall have the effect of reducing the amount of any payment or benefit otherwise payable to the Executive under to this Agreement. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive under Code section 409A(a).

(iv) For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(e) No additional compensation. Executive affirms that the terms of this Paragraph 2 supersede the terms of Paragraph 5 of the Employment Agreement executed by Executive on April 24, 2023 and that he is not due, owed or entitled to any additional compensation, bonuses, equity awards, employee benefits or other consideration from the Company.

3.	No Consideration Absent Execution of this Agreement.

Executive understands and agrees that Executive would not receive the monies and/or benefits under this Agreement, as specified in Paragraph 2 above, except for Executive’s timely execution of and non-revocation of this Agreement and the fulfillment of the promises contained herein, pursuant to Section 5(i) of his Employment Agreement, dated April 24, 2023.

4.	General Release, Claims Not Released and Related Provisions.

(a) General Release of All Claims. Executive and his heirs, executors, administrators, successors, and assigns knowingly and voluntarily release and forever discharge the Company, the Company’s past, present and future direct or indirect parent organizations, subsidiaries, divisions, affiliated entities, and its and their partners, officers, directors, stockholders, shareholders, trustees, administrators, fiduciaries, employment benefit plans and/or pension plans or funds, executors, attorneys, insurers, reinsurers, professional employer organizations, and/or agents and their successors and assigns individually and in their official capacities, and including without limitation Weichai America Corp., Weichai Power Co., Ltd., Weichai Group Holdings Limited., Shangdong Heavy Industry Group Co., Ltd., MTL Manufacturing & Equipment, Inc., Professional Power Products, Inc. (3Pi), and each of their respective parents, subsidiaries, affiliates, officers, directors, employees, agents, and shareholders (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against Releasees, as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following, as amended: Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Executive Retirement Income Security Act of 1974 (“ERlSA”); The Internal Revenue Code of 1986; The Securities Act of 1933; The Securities Exchange Act of 1934; The Sarbanes-Oxley Act of 2002 (excluding any non-waivable whistleblower bounty rights); The Dodd-Frank Wall Street Reform and Consumer Protection Act

(excluding any non-waivable whistleblower bounty rights); The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Worker Adjustment and Retraining Notification Act; The Fair Credit Reporting Act; The Family and Medical Leave Act; The Equal Pay Act; The Genetic Information Nondiscrimination Act of 2008; The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); Families First Coronavirus Response Act; The Pregnant Worker’s Fairness Act (“PWFA”); The Age Discrimination in Employment Act of 1967 (“ADEA’’); The Rehabilitation Act; The Vietnam Era Veterans’ Readjustment Assistance Act (“VEVRAA”); The Illinois Human Rights Act; 820 ILCS 305/4(h) of the Illinois Workers’ Compensation Act; Illinois common law regarding retaliation or discrimination for filing a workers’ compensation claim; lllinois Equal Pay Act; Illinois School Visitation Rights Act; Illinois AIDS Confidentiality Act; Illinois Right to Privacy in the Workplace Act; Illinois Genetic Information Privacy Act; Illinois One Day Rest in Seven Act; Illinois Eight Hour Work Day Act; Illinois Health and Safety Act; Illinois Whistleblower Act; Illinois Victims’ Economic Safety and Security Act; Illinois Worker Adjustment and Retraining Notification Act; Illinois Personnel Records Review Act; Illinois Criminal Identification Act; Illinois Voter Leave Act; lllinois Family Military Leave Act; lllinois Joint Agency Rules of Sex Discrimination; Illinois Joint Agency Rules on National Origin Discrimination; Illinois Human Rights Commission Rules on Handicap Discrimination; Illinois Human Rights Commission Rules on Unfavorable Military Discharge Discrimination; Smoke Free Illinois Act; Illinois Blood Donation Leave Act; Illinois Civil Patrol Leave Law Illinois Jury Duty Leave Law Illinois Official Meetings Leave Law Illinois Witness Duty Leave Law Illinois Nursing Mothers in the Workplace Act Illinois Common Law Claims for Unlawful Retaliatory Discharge in Violation of Public Policy; Illinois Executive Sick Leave Act; Illinois Family Bereavement Leave Act; Illinois Biometric Information Privacy Act; Illinois Workplace Transparency Act; Illinois Volunteer Emergency Worker Job Protection Act; Illinois Gender Violence Act; Cook County Human Rights Ordinance; Cook County Earned Sick Leave Ordinance; Chicago Human Rights Ordinance, as amended; Chicago Earned Sick Leave Ordinance; Chicago Anti-Retaliation Ordinance; Chicago Fair Workweek Ordinance; any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law claims relating to employment, contracts, wrongful discharge, invasion of privacy, infliction of emotional distress, negligence, interference with contractual or business relations, interference with corporate opportunity, defamation, or any other matter; and any basis for recovering costs, fees, or other expenses including attorney’s fees incurred in these matters.

(b) Claims Not Released. Executive is not waiving any rights Executive may have to: (i) Executive’s own vested or accrued Executive benefits under the Company’ s qualified retirement benefit plans as of the Resignation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce this Agreement; (v) Executive’s rights to indemnification, advancement of expenses, contribution, and exculpation under the Indemnification Agreement between Executive and the Company dated February 15, 2021 (“Indemnification Agreement”), the Company’ s certificate of incorporation, bylaws, or other organizational documents, or under applicable law; and (vi) Executive’s rights as an insured under any directors’ and officers’ liability or other insurance policy maintained by the Company or any Releasee, including any “Side A” coverage and any run-off or tail policy.

(c) Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.

(d) Non-Instigation of Claims. Executive agrees that he shall not, directly or indirectly, encourage, solicit, finance, assist, participate in, or otherwise support any other person or entity in bringing, pursuing, or maintaining any claim, action, suit, proceeding, demand, charge, complaint, or investigation of any kind against the Company or any Releasee, whether in a judicial, arbitral, administrative, or other forum. This includes, without limitation, any claim alleging breach of fiduciary duty, mismanagement, waste of corporate assets, usurpation of corporate opportunity, or any derivative or direct action on behalf of or relating to the Company or any Releasee. Nothing in this Paragraph 4(d) limits Executive’s rights under Paragraph 5 below to communicate with governmental agencies (including the Securities and Exchange Commission) regarding possible violations of law, whistleblower activity or disclosing alleged Unlawful Employment Practices, the right to receive a whistleblower reward, or the right to participate in or cooperate with a government investigations.

(e) The Company knowingly and voluntarily releases and forever discharges Executive of and from any and all known claims, asserted or unasserted, which the Company has against Executive as of the date of execution of this Agreement. The foregoing Release does not apply to the right to enforce this Agreement, or to any unknown claims of wrongdoing which the Company could not have known about through the exercise of reasonable diligence as of the Effective Date of this Agreement.

5.	Governmental Agencies, Concerted Activity, and Testimony.

Nothing in this Agreement or any other agreement Executive may have signed or Company policy, prohibits, prevents, or otherwise limits Executive from (1) reporting possible violations of federal or other law or regulations to any governmental agency, legislative, regulatory or judicial body, or law enforcement authority (e.g., EEOC, NLRB, SEC, DOJ, CFTC, U.S. Congress, or an Inspector General), (2) filing a charge or complaint with any such governmental entity, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental entity.

Nothing in this Agreement has the purpose or effect of preventing Executive from reporting any allegations of unlawful conduct to federal, state, or local officials for investigation, including, but not limited to, alleged criminal conduct or Unlawful Employment Practices (defined as any practice made unlawful that is actionable under Article 2 of the Illinois Human Rights Act, Title VII of the Civil Rights Act of 1964, or any other State or federal rule or law governing employment, including those that are enforced by the lllinois Department of Human Rights, Illinois Department of Labor, Illinois Labor Relations Board, Equal Employment Opportunity Commission, United States Department of Labor, Occupational Safety and Health Administration, or National Labor Relations Board). To the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing in this Agreement prohibits, prevents, or otherwise limits Executive’s ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. Executive is also not required to notify or obtain permission from the Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.

Additionally, nothing in this Agreement has the purpose or effect of preventing Executive from testifying in an administrative, legislative, arbitral, or judicial proceeding, including a deposition taken in connection with any of the proceedings, concerning alleged criminal conduct or alleged Unlawful Employment Practices on the part of the Company or its agents or officers, when Executive has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

Except as required by valid subpoena, court order, or request from a governmental or regulatory authority, Executive shall not (i) voluntarily aid, assist, encourage, support, advise, consult with, or cooperate with any person or entity asserting or considering asserting any claim against the Company or any Releasee; (ii) communicate with counsel for any such person or entity, or their agents, investigators, or experts, regarding the Company or any Releasee; or (iii) provide any affidavit, declaration, or witness statement to any such party. If Executive receives any subpoena, request for testimony, request for documents, or other compulsory process relating to the Company or any Releasee, Executive shall notify the Company’s General Counsel in writing within forty-eight (48) hours of receipt and, to the extent permitted by law, before responding, and shall reasonably cooperate with the Company’s counsel in connection with any response. Following his resignation, if Executive is contacted by any counsel adverse to the Company or any Releasee, any agent of such counsel (including but not limited to investigators, consultants, or experts), or any journalist or other media representative related to any litigation, investigation or regulatory matter concerning the Company or the Releasees, Executive shall (a) decline to discuss such matters and (b) promptly notify the Company’s General Counsel in writing within 24 hours of such contact, including the identity of the person who initiated it and the method by which it was made. In addition, Executive shall not, without the prior written consent of the Company’s General Counsel, make any statement to any journalist or other media representative concerning the Company, or any related litigation, investigation, or regulatory matter. Nothing in this Paragraph limits Executive’s rights above under this Paragraph 5.

6.	Post-Resignation Conduct.

Executive shall not make any disparaging or defamatory statements about Executive’s employment with the Company, its work product, products, processes, services, past or present directors or officers of the Company, Executive’s resignation from the Company, or any dealings of any kind between Executive and the Company. Executive further agrees to refrain from making disparaging or defamatory statements, oral or written, about any member of the Releasees (and their products or services), including but not limited to communications on social media websites such as Facebook, Twitter, or LinkedIn, on blogs, on Glassdoor or other similar websites, by text or email or other electronic means. Executive agrees not to disparage the Releasees indirectly, by having, enticing, requesting or encouraging another party to place disparaging or defamatory information about any member of the Releasees in any forum including but not limited to the media or social media. Likewise, Executive shall not willfully do anything detrimental to or the products, processes, services, past or present directors or officers of the Company, any parent, subsidiary, or affiliate of the Company, or any business entity related to The Company.

Provided, however, that nothing in this Paragraph or in this Agreement has the purpose or effect of preventing Executive from answering inquiries by a government agency truthfully and/or disclosing alleged Unlawful Employment Practices, communicating with any governmental agency (including the Securities and Exchange Commission) regarding possible violations of law, or receiving any whistleblower award.

The Company agrees to instruct the current members of the Board of Directors and senior management not to make any disparaging or defamatory statements about Executive’s employment with the Company, including, without limitation, on social media websites such as Facebook, Twitter, or LinkedIn, on blogs, on Glassdoor or other similar websites, by text or email or other electronic means. The Company further agrees to instruct the current members of the Board of Directors and senior management not to disparage Executive indirectly, by having, enticing, requesting or encouraging another party to place disparaging or defamatory information about Executive in any forum, including but not limited to, the media or social media or seeking out negative information about Executive through third parties. Likewise, the Company shall instruct the current members of the Board of directors and senior management to not willfully do anything detrimental to Executive’s professional or personal reputation.

7.	Acknowledgments and Affirmations.

(a) Executive affirms that Executive has not filed, caused to be filed, or presently is a party to any claim against the Company Nothing in this Agreement or these Affirmations is intended to impair Executive’s rights under whistleblower laws or cause Executive to disclose Executive’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.

(b) Executive also affirms that upon receipt of the consideration in Paragraph 2 of this Agreement, Executive will not seek any additional compensation, wages, bonuses, commissions, paid sick leave, predictability pay, and/or benefits which are due and payable as of the date Executive signs this Agreement. Executive agrees that Executive has been reimbursed for all necessary expenses or losses incurred by Executive within the scope of Executive’s employment. Executive further affirms that Executive has submitted expense reports for all necessary expenses or losses incurred by Executive within the scope of Executive’s employment.

(c) Executive further affirms that Executive has no known or unreported workplace injuries or occupational diseases.

(d) Executive also affirms that Executive has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Executive’s agreement(s) with the Company and/or common law. Under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit against the Company for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(e) Other than as set forth in this Agreement, effective with the close of business on Executive’s Resignation Date, Executive’s participation in and entitlement to all fringe benefits or Executive benefit plans or programs (such as, automobile allowance, gasoline allowance, automobile insurance, paid holidays, paid vacations, 40l(k) Plan, short-term and long-term disability insurance, salary continuation, life insurance, accidental death and dismemberment insurance, travel and accident insurance, etc.) shall cease.

(f) Executive agrees to cooperate fully, timely, and in good faith with Releasees in regard to the transition of business matters handled by Executive during Executive’s employment with the Company and by virtue of the positions Executive held with the Company. Executive further agrees to be reasonably available to the Releasees to respond to reasonable requests for information pertaining to or relating to the Releasees which may be within the knowledge of the Executive. Executive will cooperate fully with the Releasees’ requests in connection with any and all existing or future litigations or investigations brought by or against the Releasees, whether administrative, civil, or criminal in nature, in which and to the extent the Releasees deem Executive’s cooperation necessary (including, without limitation, any derivative litigation, demand investigations, stockholder inspection demands pursuant to 8 Del. C. § 220, SEC or other governmental or regulatory investigations or inquiries, and insurance coverage disputes). Such cooperation shall include, without limitation, Executive making himself reasonably available for interviews, meetings, depositions, strategy sessions, preparation sessions, and testimony; providing declarations and affidavits; assistance in locating, collecting, explaining or interpreting documents, data, and communications; making reasonable efforts to be available by telephone, videoconference, or in person as needed; preserving all documents, communications, data, and electronically stored information in Executive’ s possession, custody, or control that relate to the Company, Executive’s employment, or any litigation and complying with any litigation hold instructions issued by the Company or its counsel; and providing historical context, institutional knowledge, and factual information relevant to the matter at issue. In the event that Executive is subpoenaed in connection with any litigation or investigation involving the Releasees, upon receipt of said subpoena, Executive will immediately notify the Company and shall give the Company an opportunity to respond before taking any action or making any decision in connection with such subpoena. The Company will, in a timely manner, upon submission of a time and expense report, reimburse Executive for reasonable, documented out-of-pocket expenses incurred as a result of such cooperation and compensate Executive for his time at an hourly rate of $300 other than time spent on litigation in which Executive is a named defendant or is the purported “bad actor” or cause of the litigation against the Company. Any disagreement regarding compensation or expense reimbursement shall not excuse Executive’s cooperation obligations under this Paragraph. Executive acknowledges that all attorney-client privileged communications and attorney work product relating to Executive’s service as an officer or director of the Company, and all such communications in connection with Executive’ s cooperation hereunder, are and shall remain the property and privilege of the Company, and Executive shall not waive, and shall use best efforts to preserve, such privilege and protection. At the Company’s request, Executive shall execute a common interest and/or joint defense agreement in form reasonably acceptable to the Company. Nothing in this Paragraph 7(f) shall limit, reduce, or otherwise affect Executive’s rights to indemnification, advancement of expenses, or contribution under the Indemnification Agreement, the Company’s organizational documents, or any D&O or other insurance policy, all of which shall apply to any Proceeding (as defined in the Indemnification Agreement) in accordance with their respective terms. Nothing in this Agreement obligates the Company to pay, reimburse, indemnify, advance, or provide insurance coverage for Executive in connection with any claim, complaint, investigation, demand, action, arbitration, lawsuit, settlement, judgment, or other proceeding arising from any intentional misconduct or willful misconduct except to the extent required by the Indemnification Agreement, the Company’s organizational documents, an applicable insurance policy, or applicable law. Executive agrees that this cooperation clause is a material term of this Agreement.

Without limiting and subject to the foregoing, Executive specifically agrees to (A) provide a transition briefing to the Interim Chief Executive Officer and to be reasonably available to respond to reasonable questions from the Interim Chief Executive Officer and new Chief Executive Officer; and (B) cooperate fully with the Company and its counsel in any then-pending or threatened litigation, investigation, or regulatory matter involving the Company. Executive’s cooperation obligations under this Paragraph 7(f) shall continue for twenty-four (24) months following the Resignation Date, or until the final resolution of any then-pending litigation, investigation, or regulatory inquiry in which Executive’s cooperation is reasonably required, whichever is later. In the event of Executive’s material breach of this Paragraph 7(f), after written notice of said breach and Executive’s failure to cure said breach in three (3) business days , the Company may, in addition to any other remedies available at law or in equity: (i) suspend any further payments or benefits otherwise due to Executive under Paragraph 2 of this Agreement ( other than amounts already earned and owing and other than any amounts constituting indemnification or advancement under the Indemnification Agreement or applicable law); (ii) recover any such amounts previously paid attributable to the consideration for this Agreement; and (iii) obtain specific performance and injunctive relief, Executive acknowledging that monetary damages alone would be an inadequate remedy for breach of this cooperation covenant.

(g) Notices. Any notice required or permitted under this Agreement shall be in writing and delivered to the parties at the following addresses via overnight mail and email, or such other address as a party may designate by written notice:

If to Executive:

Constantine Xykis

c/o Ruth I. Major, Esq.

Law Offices of Ruth I. Major

77 West Wacker Drive, Suite 4500

Chicago, Illinois 60601

Email: Rmajor@major-law.com

If to the Company:

Power Solutions International, Inc.

201 Mittel Drive

Wood Dale, IL 60191

Attn: Legal Department

PSILegal@psiengines.com

(h) Intellectual Property Cooperation and Assignment. Executive acknowledges that the Company is and shall remain the sole and exclusive owner of all inventions, discoveries, improvements, and works of authorship, whether or not patentable, that Executive conceived, created, or reduced to practice during Executive’s employment that relate to the business of the Company or its affiliates, including all patents and patent applications arising therefrom (collectively, “Company Inventions”). Executive hereby irrevocably assigns to the Company all right, title, and interest in any Company Inventions not previously assigned. Following the Resignation Date, Executive shall, at the Company’s reasonable request and expense, cooperate with the Company and its patent counsel in connection with the preparation, filing, prosecution, maintenance, defense, and enforcement of any patents or patent applications based on Company Inventions, including signing applications, declarations, assignments, and other documents required by any patent office and providing truthful testimony in any related proceeding. If Executive fails to respond to any such request within fifteen (15) business days, Executive hereby irrevocably appoints the Company and its authorized agents as Executive’s attorney-in-fact, coupled with an interest, to execute any such documents on Executive’s behalf. This power of attorney shall survive the Resignation Date and shall not be affected by Executive’s subsequent disability or incapacity. Executive represents that all Company Inventions for which Executive is a named inventor have been disclosed to the Company prior to the Resignation Date. Executive’s obligations under this Paragraph 7(h) shall survive without limitation as to time.

8.	Return of Property.

Executive acknowledges that, as of the Resignation Date, he will have returned all Company proper1y that is in his possession, custody, or control including but not limited to all confidential emails, notes, documents, reports, files (including data stored in computer memory or other storage media), memoranda and records, cell phones, portable computers and related equipment, master key, card-key passes, door and file keys, garage openers, computer access codes, computer hardware and software, client and customer information and lists, marketing information, database information and lists, mailing lists, data and any other property or confidential information that Executive may have relating to the Company’ s customers, clients, officers, policies or practices, whether those materials are in paper or computer-stored form, along with an itemized list of the returned Company property. Executive agrees not to retain any such property or confidential information in any form, and not to give copies of such property or information or disclose their contents to any other person. If Executive subsequently discovers any Company property or Confidential Information in his possession, custody, or control, Executive shall return it to the Company within five (5) business days of such discovery.

Executive also affirms that Executive is in possession of all of Executive’s property that Executive had at the Company’s premises and that the Company is not in possession of any of Executive’s property.

9.	Executive Covenants.

Executive agrees and acknowledges that to ensure that the Company and its Affiliates retain their value and goodwill, he has a continuing obligation to not use any Confidential Information (as defined below), special knowledge of the business, or the relationships of the Company and its Affiliates with their respective customers and officers, all of which Executive had access to through Executive’s employment with the Company. “Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity. For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting interests of an entity, the right to appoint a majority of the members of such entity’s board of directors or similar governing body, or the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, contractual rights, investor rights agreement, voting agreement, or otherwise.

Accordingly, Executive agrees to the following restrictive covenants.

(a) Confidential Information. As set forth herein, Executive reaffirms the confidential information provisions in Section 6(a) of the Employment Agreement executed by Executive on April 24, 2023. Executive acknowledges that by reason of his employment by the Company, or while being associated with its Affiliates, Executive has had and become informed of Confidential Information (defined below) that is a competitive asset of the Company or its Affiliates and agrees that the Company and its Affiliates have a protectable interest in such Confidential Information. Therefore, Executive agrees that during his employment and after his resignation he shall not, directly or indirectly, disclose to any unauthorized person or use for his own purposes any such Confidential Information without the prior written consent of the Company unless and to the extent that such Confidential Information (i) becomes or is generally known to the public and available for use by the public and industry other than as a result of Executive’s unauthorized acts or omissions in breach of this Agreement, or (ii) is required to be disclosed by judicial process, law or securities exchange on which the securities of the Company or its Affiliates are listed; provided, however, that Executive, to the extent not prohibited by such process, law or exchange, shall give the Company written notice of the Confidential Information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as is reasonably practicable, shall cooperate with the Company in any efforts to protect the Confidential Information from disclosure (including efforts to secure a judicial order to such effect), and shall limit his disclosure of such Confidential Information to the minimum disclosure required by such process, law or exchange. Executive acknowledges that all documents and other property including or reflecting Confidential Information furnished to Executive by the Company or its Affiliates or otherwise acquired or developed by the Company or its Affiliates or acquired, developed or known by Executive by reason of the performance of his duties for, or his association with, the Company or its Affiliates shall at all times be the property of the Company. Executive shall take all reasonable steps to safeguard Confidential Information and protect it against disclosure, misuse, loss or theft. “Confidential Information” means (x) any and all trade secrets concerning the business and affairs of the Company or its Affiliates, any product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs

(including object code and source code), database technologies, systems, structures, architectures processes, improvements, devices, discoveries, concepts, methods, and information of the Company or its Affiliates; (y) any and all information concerning the business and affairs of the Company or its Affiliates (which includes financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, and purchasing methods and techniques), however documented; and (z) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company or its Affiliates containing or based, in whole or in part, upon any information included in the foregoing.

(b) Non-Compete. As set forth herein, Executive reaffirms the non-compete provisions in Section 6(b) of the Employment Agreement executed by Executive on April 24, 2023. Executive agrees that Executive has had access to Confidential Information concerning the Company and its Affiliates and that Executive’s services are of special, unique and extraordinary value to the Company and its Affiliates. Therefore, Executive agrees that during his employment with the Company and until 12 months after the Effective Date, Executive shall not, other than in the legitimate exercise of his duties for the Company during his employment with the Company, directly or indirectly own, manage, operate, control, be employed or engaged by, lend to, or otherwise serve as a director, officer, stockholder, partner, member, manager, agent, consultant or contractor of or to, any entity that engages in, or otherwise engage or participate in, whether or not for compensation, the Business (defined as the engineering, design, manufacture, sale and distribution of engines, power systems, fuel systems, data center products, and related electrification and energy storage components for the power systems, industrial, transportation, oil and gas, energy, and data center sectors), or in any other business in which the Company or any of its Affiliates engage in as of the date on which Executive’s employment with the Company ends and in which Executive has been actively involved (“Competitive Activity”). or engages in. The provisions in this Paragraph 9(b) shall operate in the market areas of the United States and any other market areas of any other countries anywhere in the world in which the Company or its Affiliates conduct business as of Executive’s separation from the Company. Notwithstanding the foregoing, Executive is not prohibited from communicating with any officer of the Company or its Affiliates who may contact him regarding other employment or engagement opportunities outside of the Company or its Affiliates, so long as the officer of the Company or its Affiliates initiates such communication. The foregoing also shall not restrict the Executive from directly or indirectly owning stock of the Company or up to an aggregate of one percent of the outstanding stock of any publicly held company engaged in Competitive Activity.

(c) Non-Solicitation. As set forth herein, Executive reaffirms the non-solicitation provisions in Section 6(c) of the Employment Agreement executed by Executive on April 24, 2023. Executive agrees that during his employment with the Company and until 12 months after the Effective Date, he shall not, directly or indirectly, whether individually, as a director, stockholder, partner, member, manager, owner, officer, employee, agent, consultant or contractor of or to any business or entity, or in any other capacity: (i) induce or attempt to induce any employee of the Company or its Affiliates to leave his or her employ or in any way interfere with the relationship between the Company or its Affiliates and any employee thereof; (ii) solicit to hire or hire any person who was an employee of the Company or its Affiliates at any time during the one-year period prior to the date of such solicitation; or (iii) sell any products or services related to any Competitive Activity to any customer, prospective customer, distributor, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of the Company or its Affiliates

(“Covered Customers and Prospects”), induce or attempt to induce any such Covered Customers and Prospects to cease doing business with the Company or its Affiliates, or in any way interfere with the relationship between any such Covered Customers and Prospects and the Company or its Affiliates, provided that the Executive, during the twenty-four (24) months preceding the Resignation Date: (i) had material business involvement with any such Covered Customers and Prospects; (ii) had access to Confidential Information relating to any such Covered Customers and Prospects; or (iii) was involved in the development of any business plans, strategy, pricing, planning, product, commercial, customer, supplier, distributor, channel, or business development discussions relating to any such Covered Customers and Prospects. Ownership of Inventions. As set forth herein, Executive reaffirms the ownership of inventions provisions in Paragraph 6(d) of the Employment Agreement executed by Executive on April 24, 2023. Executive hereby agrees that any and all inventions (whether or not an application for protection has been filed under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent, copyright, Moral Right (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty), mask work, trademark, trade secret, or other laws, that have been, are or will be developed, generated or produced by Executive, solely or jointly with others, at any time while employed by the Company, including during the Employment Period, are and shall be the exclusive property of the Company, subject to the obligations of this Paragraph 9 with respect to Confidential Information, and Executive hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, Moral Rights or similar rights with respect thereto. Executive hereby assigns to the Company all right, title and interest to the foregoing inventions, concepts, ideas and materials. This Paragraph 9(c) does not apply to any invention or other work of Executive for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on Executive’s own time, unless the invention (A) relates to (x) the Business or (y) the Company’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Executive for or on behalf of the Company. Executive shall keep and maintain adequate and current written records of all inventions, concepts, ideas and materials made by Executive (jointly or with others) during the term of Executive’s association or employment with the Company. Such records shall remain the property of the Company at all times. Executive shall promptly and fully disclose to the Company the nature and particulars of any Inventions or research project undertaken on the Company’s behalf.

10.	Successors and Assigns.

This Agreement and Release shall be binding upon Executive and Company and upon their respective heirs, legal representatives, successors and assigns.

11.	Liens.

Executive represents that other than Ruth Major and The Law Offices of Ruth I. Major, P.C. (collectively “Major Law”) no attorneys or third parties have asserted or assert a hold, lien or other encumbrance or interest in Executive’s claims, demands, and causes of action against Releasees. Executive further represents that, in the event any attorney or third parties

(other than Major Law) have asserted or assert a hold, lien, interest or other encumbrance upon the claims, demands, and causes of action against the Releasees, Executive will be fully responsible for paying all costs and fees associated with and otherwise satisfying such hold, lien, interest or encumbrance and will indemnify and hold the Releasees and its attorneys harmless for any costs or fees associated with the lien.

Pursuant to the Release of Attorneys’ Lien attached hereto, the Company will not be responsible for paying any costs and fees associated with and otherwise satisfying the lien of Major Law with the exception of the payments to Major Law as outlined in Paragraph 2. Such payments will only be made upon receipt of the executed Release of Attorney’s Lien by Company counsel.

12.	Governing Law and Interpretation.

This Agreement shall be governed and conformed in accordance with the laws of the State of Illinois without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

13.	Nonadmission of Wrongdoing.

The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing, liability, or any fact, of any violation of any law, statute, regulation, policy, or contractual obligation, or of any unlawful conduct of any kind.

14.	Amendment.

This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

15.	Entire Agreement.

This Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any prior agreements or understandings between the Parties regarding the subject matter hereof, including the Employment Agreement executed on dated April 4, 2018, the Employment Agreement dated March 15, 2021, the Interim CEO Letter Agreement dated June 15, 2022, and the Employment Agreement dated April 24, 2023, except for Sections 6, 7 and 8 of the 2023 Employment Agreement which remain in full force and effect. The Confidentiality Agreement dated December 2, 2010 between Executive and Power Great Lakes, Inc. shall remain in full force and effect in accordance with its terms. Notwithstanding anything in this Agreement to the contrary, the Indemnification Agreement, and Executive’ s rights as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, shall each remain in full force and effect in accordance with their respective terms.

16.	Clawback.

All incentive compensation paid or payable under this Agreement and all incentive compensation previously paid to Executive remains subject to the Company’s compensation recoupment and clawback policy, as amended from time to time as in existence at the time of Executive’s resignation, and to any applicable law or regulation, including without limitation Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Executive agrees to repay any amounts subject to clawback within thirty (30) days after written demand by the Company.

17.	Counterparts and Signatures.-

This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

EXECUTIVE IS ADVISED THAT EXECUTIVE HAS UP TO Twenty-One (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EXECUTIVE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTIVE’S SIGNING OF THIS AGREEMENT.

EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EXECUTIVE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY ON WHICH EXECUTIVE SIGNS OR ENTERS INTO THIS AGREEMENT AND THE AGREEMENT IS NOT ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING VIA E-MAIL, TO THE COMPANY’S LEGAL DEPARTMENT AT PSILEGAL@PSIENGINES.COM AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE SENT VIA E-MAIL TO THE COMPANY’S LEGAL DEPARTMENT AT PSILEGAL@PSIENGINES.COM WITHIN SEVEN (7) CALENDAR DAYS AFTER EXECUTIVE SIGNS OR ENTERS INTO THIS AGREEMENT.

EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Constantine Xykis		Power Solutions International, Inc.

By:		By:
James Zhang, Chairman of the Board of Power Solutions International, Inc.

Date:	05 /12 /2026	Date:	05/12/2026

RELEASE OF ATTORNEYS’ LIEN

Ruth Major of The Law Offices of Ruth I. Major (the “Firm”), for herself, the Firm, and their successors and assigns, having hereby asserted the Firm’s lien on proceeds from the settlement of Mr. Xykis’ claims against Power Solutions International, Inc., and on condition that full payment to the Firm is made pursuant to the terms set forth in the Resignation Agreement and General Release entered into between Constantine Xykis and Power Solutions International, Inc., including the payments set forth in Paragraphs 2(b), hereby release Power Solutions International, Inc. (the “Company”) and any Executive, subsidiary, affiliate, official, board member, attorney, agent, insurance carrier, or representative of the Company from any attorneys’ lien asserted by me or the Firm at any time relating to representation of Constantine Xykis. I represent that I am not aware of any other attorneys’ lien, hold, interest or encumbrance on Constantine Xykis’ claims.

On Behalf of The Law Office of Ruth I. Major
Printed Name: Ruth I. Major

Title: Principal

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